Exhibit 99.1

MAJESCO ENTERTAINMENT REGAINS COMPLIANCE WITH

NASDAQ LISTING REQUIREMENTS

EDISON, NJ – July 2, 2014 -- Majesco Entertainment Company (NASDAQ: COOL), an innovative provider of video games for the mass market, announced today that it has received a letter from The NASDAQ Stock Market advising that the Company has regained compliance with NASDAQ’s minimum bid price listing requirement.

The Company has satisfied the terms of the NASDAQ Listing Qualifications Panel by complying with the minimum bid price requirement of $1.00 per share under NASDAQ Listing Rule 5550(a)(2), and all other criteria for continued listing on The NASDAQ Capital Market. Accordingly, NASDAQ has advised that the matter is now closed.

About Majesco Entertainment Company

Majesco Entertainment Company is an innovative developer, marketer, publisher and distributor of interactive entertainment for consumers around the world. Building on more than 25 years of operating history, the company develops and publishes a wide range of video games on console, handheld and mobile platforms, as well as digital networks through its Midnight City label. Majesco also owns 50% of GMS Entertainment, the parent company of online gaming company Pariplay, which specializes in iGaming, iLottery and social gaming. Majesco is headquartered in Edison, NJ and the company's shares are traded on the Nasdaq Stock Market under the symbol: COOL. More info can be found online at majescoent.com or on Twitter at twitter.com/majesco.

Investor Relations Contact:

Stephanie Prince/Jody Burfening

LHA

212.838.3777

sprince@lhai.com